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Exhibit 23

Independent Auditors' Consent

The Board of Directors
NeoRx Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-65862, 333-35442, 333-43712, and 333-45398) on Form S-3 and in the registration statements (Nos. 333-89476, 333-71368, 33-43860, 33-46317, 33-87108, 333-32583 and 333-41764) on Form S-8 of NeoRx Corporation of our report dated January 24, 2002, with respect to the consolidated balance sheets of NeoRx Corporation and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of NeoRx Corporation.

/s/ KPMG LLP

Seattle, Washington
March 28, 2003

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  Exhibit 23
Independent Auditors' Consent